UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Philip Morris International Inc.

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Commencing April 22, 2015, the following communication will be sent to certain shareholders of Philip Morris International Inc.

PHILIP MORRIS

INTERNATIONAL INC.

120 PARK AVENUE • NEW YORK, NY 10017

April 22, 2015

Dear Fellow Shareholder,

As you may have noted, two proxy advisory firms, ISS and Glass Lewis, have issued voting recommendations inconsistent with the Board’s recommendation on the say-on-pay proposal for Philip Morris International’s upcoming annual meeting. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our proxy statement available at http://www.sec.gov/Archives/edgar/data/1413329/000119312515105808/d798647ddef14a.htm and consider the supplemental material below.

In each of the last two years, these advisory firms recommended in favor of our say-on-pay proposal and shareholders approved the proposal, on an advisory basis, by votes of 96.22% in 2014 and 96.78% in 2013. During this period, our compensation methodology has remained unchanged, except for the following steps taken by our Board’s Compensation and Leadership Development Committee that actually reduced the targeted compensation levels of our senior executives:

¡	when Mr. Calantzopoulos was promoted to CEO in May 2013, his salary was maintained at its then existing level, and this level was unchanged in 2014 and 2015;

¡	at the same time, the new CEO’s annual cash award target was set at 200% of his base salary, a one-third reduction from the previous CEO’s level, and, again, this level was unchanged in 2014 and 2015;

¡	base salaries for all Swiss-based senior executives were held flat in 2015, for the third year in a row; and

¡	beginning January 1, 2014, total variable compensation targets were reduced, resulting in a reduction of total targeted direct compensation (base salary, cash incentive compensation and equity awards) of approximately 9-10% for our most senior executives.

Given these actions by our Compensation Committee, the support of our shareholders, and the favorable past recommendations of the proxy advisory firms, you may wonder why we have received the negative recommendations this year.

To summarize, the two firms assert that our incentive programs incorporate too much discretion, our three-year TSR was substantially below those of our peer groups and the S&P 500, performance goals were lowered from 2013 to 2014, and we target total direct compensation upon attainment of targeted goals at the 75th percentile of the local market.

Let us address each of these assertions.

Our variable compensation is fundamentally driven by key performance metrics. In the case of cash incentive compensation, the Compensation Committee each year carefully evaluates our performance against quantitative performance metrics pre-established by the Committee (cigarette volume, share of top 30 OCI markets, and, on a currency-neutral basis, net revenues, adjusted OCI, adjusted diluted EPS, and free cash flow). The Committee employs a pre-established matrix that assigns a rating, from 0 to 150, to a range of results for each metric, with a rating of 100 correlating to attaining the mid-point of the targeted range of performance. Only after conducting this objective quantitative analysis does the Committee evaluate our performance qualitatively on key strategic initiatives, including both our successes and setbacks, as described on page 33 of our proxy statement. The Committee then exercises its business judgment and assigns a cash incentive compensation business rating based on these quantitative and qualitative analyses.

The Committee believes, and we strongly agree, that its judgment of our performance is essential to properly setting compensation levels. For 2014, the Committee concluded that management effectively used every business lever within its control to deliver a solid currency-neutral financial performance in an extremely challenging business environment. As a result, we met or exceeded five of our performance target ranges and narrowly missed one. The Committee also concluded that, overall, management exceeded expectations in executing its strategic initiatives. On this basis, the Committee assigned us an incentive compensation business rating of 95, or slightly below target.

The one factor that differed in 2014 from the prior two years was our three-year TSR, which, admittedly, was woeful, but overwhelmingly due to a reason beyond management’s control: the continuing strength of the U.S. dollar. Our Company has less than 10% of its revenues denominated in U.S. dollars. Accordingly, our reported results are disproportionately reduced by a stronger dollar, a critical factor apparently disregarded by the proxy advisory firms. As noted on page 34 of our proxy statement, the cumulative adverse currency impact on our reported diluted EPS over the three-year TSR period was $1.37. Had our period-end stock price reflected this amount and the same year-end earnings multiple, our TSR over the period would have been approximately 47% versus the 17.5% actually recorded.

Taking all this into consideration, the Committee assigned us an equity award business rating of 85, the lowest rating since we became a public company.

Given that equity constitutes a significant portion of targeted total direct compensation at our top compensation levels, and that, unlike constant currency performance metrics, the effect of currency on TSR is beyond management’s control, we strongly believe the Committee struck an appropriate balance that reflected our poor TSR performance without overly penalizing management for a factor beyond its control. We further note that we do not seek to hedge net income currency translation risk, which we regard as speculative and contrary to shareholder interest.

Our performance targets for 2014 were indeed set lower than for 2013. It is entirely appropriate that targets be set each year based on the Company’s budget approved by the Board for that year. The budget reflects anticipated macro-economic and business conditions for the upcoming year and the targets reflect appropriately ambitious, but realistic, performance goals under these conditions.

For example, our 2013 earnings release issued on February 6, 2014, noted that we confronted an extremely harsh operating environment in 2013 and that these challenges were likely to continue. We also regarded 2014 as an investment year in which we aimed to address specific challenges in key markets, while also investing in a number of strategic initiatives, including pilot launches of iQOS, the roll-out of the new Marlboro 2.0 Architecture, as well as the optimization of our global manufacturing footprint, all of which would benefit shareholders over the long-term at the expense of short-term results. These investments for the long-term were reflected in the guidance we included in the earnings release, which forecast currency-neutral 2014 full-year reported diluted EPS to be in a range of 6% to 8% above 2013. This guidance was reflected in our 2014 performance metric at an appropriately ambitious target of 6.6% to 8.6% growth.

These investments, intended to have a lasting effect, have already benefited shareholders. On April 16, when we issued our first quarter results and increased guidance for full-year 2015, due in part to organic volume and market share performance that was underpinned by the 2014 investments, our stock price increased $6.83, or 8.8%, the largest single-day dollar increase since we have been public.

Importantly, management compensation has declined significantly from 2012 through 2014. Page 35 of our proxy statement sets forth our CEO’s total direct compensation during this period with equity awards shown for the performance year in which they were earned rather than the year in which they were granted. On this basis, total direct compensation for the CEO position declined from $23.8 to $13.0 million, or 45.4%, over the three-year period. On the same basis, the average total direct compensation for our other named executive officers declined by 46.7% during the period.

Finally, ever since we became a public company, we have designed our compensation program to deliver total direct compensation upon attainment of targeted goals at the 75th percentile of the local market. We strongly believe this is appropriate to continue to attract and retain the level of managerial talent necessary to succeed in what is clearly a controversial business.

Thank you for your careful consideration of this letter. We ask for your support. We value highly the opinion of our shareholders and would be happy to discuss this or any other issue you may have.

Sincerely,	Sincerely,

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	ANDRÉ CALANTZOPOULOS CHIEF EXECUTIVE OFFICER